Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510

For release: Immediately
For further information contact: Paul N. Farquhar


Southborough, Mass. January 23, 2008..... Tech/Ops Sevcon, Inc. (AMEX
symbol TO) appoints Paul N.Farquhar as Chief Financial Officer.

Election of Chief Financial Officer

On January 22, 2008, Paul McPartlin retired as Vice President and Chief Financial Officer after 32 years with theCompany.

In Mr. McPartlin's place, the Board has appointed, on January 22, 2008, Paul N. Farquhar as Chief Financial Officer. The Company had appointed Mr. Farquhar as Vice President, Treasurer and Principal Accounting Officer on April 24, 2007, and he will continue to hold those offices. Mr. Farquhar is 45 years old and a British Chartered Accountant. From January 2005 to March 2007 he served as European Financial Controller for AAF International, a global company providing products for air filtration. From 1997 to January 2005 he was European Finance Director of Haskel International Inc., a world leading manufacturer of hydraulic and pneumatic driven high pressure products, systems and accessories.
On December 4, 2007, the Registrant granted 15,000 shares of restricted stock to Mr. Farquhar under the 1996 Equity Incentive Plan in anticipation of this appointment. Such shares will vest ratably over the five years following the grant.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the USA, the United Kingdom, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.